Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is dated for reference the 11th day of May, 2015

BETWEEN:

INTERNATIONAL TOWER HILL MINES LTD., a body corporate subsisting under the laws of British Columbia, having an office at Suite 2300 – 1177 West Hastings Street, Vancouver, British Columbia, CANADA V6E 2K3

(the “Company”)

AND:

DAVID ALLEN CROSS, Certified General Accountant, having an address at #801 – 811 Helmcken Street, Vancouver, British Columbia, CANADA V6Z 1B1

(the “Consultant”)

W H E R E A S:

A.	The Company is a reporting (public) British Columbia company, the common shares of which are publicly traded and are listed on the Toronto Stock Exchange and the NYSE-MKT Stock Exchange;

B.	The Company and its subsidiaries are engaged in the exploration and development of mineral projects and, in particular, the Livengood Gold Project located approximately 112 kilometres north of Fairbanks, Alaska (the “Project”);

C.	The Consultant is a Certified General Accountant with experience in the review, operation and testing of the financial affairs of public companies, including in connection with systems of financial reporting, internal controls on financial reporting and public disclosure requirements applicable to public companies mineral exploration in Canada and the United States; and

D.	The Company requires the services of an individual with the necessary expertise and experience to act as the Chief Financial Officer of the Company and to provide the services normally associated with such position in a public natural resource exploration company, and the Consultant has agreed to provide such services, all on the terms and conditions hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the sum of TEN ($10.00) DOLLARS now paid by the Company to the Consultant and of the mutual covenants and agreements hereinafter contained, the parties agree as follows:

1.	ENGAGEMENT

1.1	The Company hereby retains and engages the Consultant, and the Consultant hereby accepts such retainer and engagement, to perform the services set forth in section 2 on the terms and conditions hereinafter set forth.

1.2	The term of this agreement will be for the period commencing on May 11, 2015 and ending on the date this agreement is terminated in accordance with the provisions of section 5 (the “Term”).

2.	SERVICES

2.1	During the Term, the Consultant will provide the services normally associated with the position of the Chief Financial Officer of a public company including, without limitation, the specific services set forth and described in Schedule “A” (the “Services”).

2.2	For greater certainty, the Consultant and the Company confirm and agree that any one or more of the precise Services to be rendered by the Consultant may be reasonably extended, amended or curtailed by the Company upon reasonable notice in writing from time to time at its sole discretion.

2.3	The Consultant will:

(a)	provide the Services hereunder:

(i)	in a good, prudent and workmanlike manner,

(ii)	in accordance with his professional responsibilities and obligations as a Certified General Accountant,

(iii)	to the best of his abilities, and

(iv)	using his best professional effort, skill and judgement; and

(b)	in providing the Services, comply with all applicable laws, statutes, codes, rules, regulations and ordinances, the requirements of any applicable regulatory agencies or authorities and the rules and policies of all applicable stock exchanges.

2.4	In connection with the provision of the Services, the Consultant, as the Chief Financial Officer of the Company, will report, and be directly responsible, to the Chief Executive Officer of the Company (“CEO”), or such other individual(s) as may be designated from time to time by the Board of Directors of the Company (“Board”) and, as, if and when required by the Board, to the Board.

2.5	Subject to subsections 2.6 and 2.7, the Consultant will defend, indemnify and save harmless the Company and its subsidiaries (“Subsidiaries”), and their respective directors, officers and employees, from and against any and all losses, expenses, suits, actions, causes of action, liabilities, obligations, damages, and costs made or brought against or suffered, incurred, or borne by any of the Company, or any of its Subsidiaries, or any of their respective directors, officers or employees, and arising out of or resulting from or in any way related to or caused by the failure of the Consultant to carry out, provide and render the Services in accordance with all applicable laws, statutes, codes, rules, regulations and ordinances, the requirements of any applicable regulatory agencies or authorities, the rules and policies of all applicable stock exchanges and the policies of the Company.

2.6	For the purposes of this agreement, the following words and phrases will have the following meanings:

(a)	“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;

(b)	“eligible proceeding” means a proceeding in which the Consultant, or any of the heirs and personal or other legal representatives of the Consultant, by reason of the Consultant being or having been an officer of the Company:

(i)	is or may be joined as a party, or

(ii)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

(c)	“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and

(d)	“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

2.7	Subject to the provisions of the Business Corporations Act (British Columbia), the Company will:

(a)	indemnify the Consultant against all eligible penalties to which the Consultant is or may be liable unless:

(i)	if, in relation to the subject matter of the eligible proceeding, the Consultant did not act honestly and in good faith with a view to the best interests of the Company, or

(ii)	in the case of an eligible proceeding other than a civil proceeding, if the Consultant did not have reasonable grounds for believing that the Consultant’s conduct in respect of which the proceeding was brought was lawful, or

(iii)	an eligible proceeding is brought against the Consultant by or on behalf of the Company; and

(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the Consultant in respect of that proceeding, provided that the Consultant:

(i)	has not been reimbursed for those expenses, and

(ii)	is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding,

unless the eligible proceeding was brought against the Consultant by or on behalf of the Company.

3.	COMPENSATION AND EXPENSES

3.1	As the sole consideration for the Services to be rendered by the Consultant hereunder, the Consultant will be granted, in his capacity as the Chief Financial Officer of the Company:

(a)	incentive stock options to purchase thirty thousand (30,000) common shares, such options to be granted forthwith following May 11, 2015 and to be upon the same terms and conditions as those incentive stock options granted by the Company to management in March, 2015; and

(b)	such further and additional incentive stock options as the Board may from time to time in its sole discretion, determine, having regard to the Consultant’s position as a senior officer of the Company and his corresponding obligations in respect thereof, and his performance of the Services.

3.2	The Company will, on a monthly basis (or as otherwise agreed by the Company and the Consultant), pay or, if paid by the Consultant, will reimburse, the Consultant for all reasonable costs, expenses and disbursements incurred by the Consultant in connection with the provision of the Services, provided that the incurring and amount of all such costs, expenses, disbursements and amounts are generally approved in advance by the Company and are reported, filed and claimed in accordance with the Company’s expense reimbursement procedures as notified to the Consultant and in effect from time to time.

3.3	The Consultant will perform the Services primarily from his current offices in Vancouver, British Columbia, but will travel to and from and be present at and perform the Services at such other locations, including the offices of Tower Hill Mines, Inc. located in Fairbanks, Alaska, with such frequency and for such duration as the Consultant or the CEO reasonably considers necessary for the proper and timely performance of the Services. The Company will be responsible for providing appropriate working facilities as reasonably necessary for use by the Consultant in order to provide the Services at locations other than in Vancouver, British Columbia, and paying for the costs of travelling to and from any such locations. If the Consultant is required to obtain any work permits or other documents to travel to the United States to perform the Services, the Company will pay for the cost of such permits or documents.

4.	RELATIONSHIP OF THE COMPANY AND THE CONSULTANT

4.1	The Company acknowledges that, the Consultant is both a partner in the professional accounting firm of Cross Davis & Company LLP (the “Firm”), and the Chief Financial Officer of other public natural resource companies, and that, during the term hereof, the Consultant will engage in other business activities, both through the Firm and personally, for gain, profit or other pecuniary advantage, including, without limitation, the provision of services (whether as a partner of the Firm or a consultant or officer, including as Chief Financial Officer) to other public and private companies similar or identical to those to be rendered to the Company, and that the Consultant will therefore only be required to devote such time and effort to the provision of the Services as is reasonably necessary to efficiently and competently perform and carry out such Services.

4.2	The Consultant will perform all Services hereunder as an independent contractor, and will not, in the performance of Services hereunder, be considered for any reason to be, nor will the Consultant hold himself out to be, an employee of the Company or any of the Subsidiaries by virtue of this agreement.

4.3	The parties acknowledge that the Company has entered into an agreement with the Firm for the provision by the Firm of certain financial advisory and accounting services (the “Firm Agreement”), and confirm and agree that:

(a)	with respect to the provision of the Services by the Consultant, the terms and conditions of the Firm Agreement will not apply, notwithstanding that the Consultant is a partner in the Firm, and this agreement will solely govern the Services; and

(b)	with respect to any activities performed by the Consultant which:

(i)	are not Services, and

(ii)	which are performed on behalf of the Firm under the Firm Agreement,

the terms and conditions of the Firm Agreement will apply to any such activities and this agreement will not apply.

4.4	The Consultant acknowledges that the Company is a “reporting issuer” and a public company whose common shares trade on various stock exchanges, and that, as a consequence of this, the Company and its directors, officers, employees and consultants are subject to the securities laws of several Canadian provinces and the federal securities laws of the United States. The Consultant also acknowledges that, by virtue of the nature of the Services to be provided, much of the information which will be received by, or become known to, the Consultant during the course of the Consultant’s retainer hereunder (whether or not such information is also Confidential Information (as defined in subsection 7.2)) is likely to be material and non-public information with respect to the business, affairs, assets, mineral properties and/or status (financial and otherwise) of the Company and the Subsidiaries (together, the Company and its Subsidiaries being referred to as the “ITH Group”)) and may constitute material facts or material changes (as those terms are defined in the Securities Act (B.C.)), and that the provisions of applicable securities legislation, including, without limitation, section 57.2 of the Securities Act (B.C.), prohibit:

(a)	trading (which includes the exercise of a previously granted stock option) in securities of a reporting issuer (such as the Company) by a person who is in a special relationship with such reporting issuer and knows of a material fact or a material change with respect to that reporting issuer that has not been generally disclosed, or

(b)	a person who is in a special relationship with a reporting issuer informing another person of a material fact or a material change with respect to that reporting issuer before the material fact or material change has been generally disclosed, unless the giving of such information is necessary in the course of business of the reporting issuer or of the person in the special relationship.

By virtue of the retainer of the Consultant hereunder and his position as the Chief Financial Officer of the Company, the Consultant will be considered to be an insider of the Company, and therefore in a special relationship with the Company. The Consultant also acknowledges that the penalties for violation of such prohibitions are severe and that the carrying on of any such activities will materially and adversely affect the ITH Group. Accordingly, the Consultant agrees that the Consultant will take all necessary steps to fully comply with applicable legislation regarding any trading in the securities of the Company.

4.5	The Company has adopted a “Code of Business Conduct and Ethics” (the “Code”), a copy of which is attached as Schedule “B”, as well as a number of additional policies governing the operations of the Company and its personnel, copies of which have been provided to the Consultant prior to the execution of this agreement (the “Policies”). The Consultant agrees that he is bound by the Code and the Policies in connection with the provision of the Services and the manner of the carrying out thereof, and agrees that he will become fully familiar, and comply, with the provisions of the Code and the Policies. In addition to the termination provisions specified in Section 5, a failure by the Consultant to fully comply with the provisions of the Code or a material violation of any of the Policies could result in immediate termination by the Company of this agreement for cause without any compensation whatsoever.

5.	TERMINATION

5.1	Notwithstanding anything in this agreement to the contrary, the Company may forthwith terminate this agreement and the retainer of the Consultant hereunder if:

(a)	the Consultant is guilty of conduct that would, at common law, constitute just cause for summary dismissal of the Consultant if he were an employee of the Company including, without limitation:

(i)	the conviction of the Consultant of a criminal or summary conviction offence related to the retainer of the Consultant hereunder, or any act involving money or other property involving the Company or any Subsidiary which would constitute a crime in the jurisdiction involved,

(ii)	any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company, any Subsidiary, a supplier or service provider to the Company or any Subsidiary or a customer of the Company or of any Subsidiary,

(iii)	the use of illegal drugs or the habitual and disabling use of alcohol or drugs which materially and adversely affects the Consultant’s ability to renders the Services hereunder,

(iv)	any material breach of any of the terms of this Agreement by the Consultant which breach remains uncured after the expiration of fourteen (14) days following the delivery of written notice of such breach to the Consultant by the Company,

(v)	any threatened or actual attempt by the Consultant to secure any personal profit in connection with the business of the Company or any Subsidiary or any of their respective corporate opportunities, or the appropriation of a maturing business opportunity of the Company or any Subsidiary,

(vi)	any disparagement or defamation of the Company, any Subsidiary, or any of their respective directors, officers, employees or consultants, to any person or by any means,

(vii)	a failure by the Consultant to fully comply with the provisions of the Code or a material violation by the Consultant of any of the Policies; or

(viii)	any act by the Consultant which is materially injurious to the Company or its business or that of any Subsidiary;

(b)	the Consultant is, subject to reasonable allowances for sickness, holidays and unavoidable personal matters, unable or unwilling to provide the Services;

(c)	the Consultant is, in the reasonable judgement of the CEO, unable to efficiently and competently perform and carry out the required Services, provided that the Consultant has been provided written notice by the Company specifying such failure and the Consultant has not corrected such failure within ten (10) days of receiving such notice; or

(d)	the Consultant commits an act of bankruptcy, is adjudicated a bankrupt or otherwise becomes subject to the provisions of the Bankruptcy Act (Canada) or similar legislation in any province or country, or if a receiver, liquidator or receiver manager is appointed for the assets or business of the Consultant;

by giving written notice to the Consultant of its intention to terminate this agreement on the date specified in such notice (which date may not be prior to the date of delivery of the notice) and this agreement will thereupon terminate effective upon such specified date.

5.2	This agreement may be terminated, at the election of either party, upon one party giving not less than ninety (90) days’ written notice to the other party of its intention to terminate this agreement (“Termination Notice”) and this agreement will thereupon terminate upon the day with is ninety (90) days’ after the delivery of such Termination Notice, unless the parties agree upon an earlier or later termination date (“Termination Date”).

5.3	Upon the termination of this agreement, for whatever reason:

(a)	all of the liabilities, obligations and rights of the Consultant and the Company hereunder will cease as of the Termination Date, save for any obligations (other than the obligation to provide the Services under this agreement) and liabilities of the Consultant to the Company in his position as a senior officer of the Company, which will continue and be and remain enforceable against the Consultant in accordance with applicable laws; and

(b)	all incentive stock options held by the Consultant will terminate on the day which is ninety (90) days’ after the Termination Date, except in the case of a termination by the Company pursuant to subsection 5.1, in which case all such options will terminate as at the effective date of termination.

5.4	No compensation is payable to the Consultant by the Company, or by the Consultant to the Company, as the result of a termination, for any reason whatsoever, of this agreement.

6.	NON-COMPETITION

6.1	For the purposes of this agreement:

(a)	the phrase “Competitive Activities” means the participation of the Consultant, directly or indirectly through any corporation, partnership (including the Firm), firm or joint venture, without the prior written consent of the Company, in the management of any business operation of any enterprise, or the provision of consulting or advisory services to any business operation of any enterprise, if such operation (a “Competitive Operation”) engages in a substantial and direct competition with the Project; and

(b)	an operation by an enterprise will be considered to be in substantial and direct competition with the Project if such operation is being conducted within fifty (50) kilometres of the outer perimeter of the boundaries of the Project (as such exists as at the date of any such Competitive Activity), provided that Competitive Activity will not include:

(i)	the ownership of securities in any publicly traded enterprise amounting to less than five (5%) percent of the then outstanding securities thereof, or

(ii)	participation of the Consultant, directly or indirectly, through any corporation, partnership, firm or joint venture in the management of any business operation of any enterprise, or the provision of consulting or advisory services to any business operation of any enterprise, other than in connection with a Competitive Operation of such enterprise or business operation thereof.

6.2	During the Term and for a period of one (1) year after the termination of this agreement for any reason whatsoever, the Consultant will not engage in any Competitive Activities.

7.	CONFIDENTIALITY

7.1	The Consultant will, notwithstanding any breach or alleged breach of this agreement by any party:

(a)	hold in secrecy, as trustee or custodian for the Company and the Company’s exclusive benefit and use, all Confidential Information (as defined below), whether or not discovered, made or contributed to, in whole or in part, by the Consultant;

(b)	except, and then only to the extent required under the specific circumstances, as reasonably necessary for the Consultant to fulfill his duties and responsibilities hereunder, not divulge any Confidential Information to any person or persons, without the previous written consent of the Company; and

(c)	not use or attempt to use any Confidential Information that the Consultant may acquire in the course of rendering the Services for his own benefit, directly or indirectly, or for the benefit of any other person (including the Firm).

7.2	For the purposes of this agreement, the term “Confidential Information” means:

(a)	any information relating to:

(i)	the Project,

(ii)	the assets, liabilities, business, operations, financial matters, shareholdings, products, processes or activities of the Company or of any Subsidiary,

including, but not limited to title, ownership, geological, mining, metallurgical, engineering and economic studies, production rates and methods, sales and marketing of products produced, arrangements with suppliers of services and equipment and purchasers of products, budgets and work programs, strategies, data, maps, plans, reports, results, drawings, interpretations, assays, forecasts, records, agreements, contracts and other information;

(b)	any information derived from a site visit or visits to the Project; and

(c)	all summaries or extracts from and all notes, memoranda, studies, maps, records, notebooks, compilations, analyses or other documents based upon the information specified in paragraphs (a) or (b) above, and that is not:

(d)	information that is available to the public or in the public domain, being readily accessible to the public in written publications, at the time of disclosure or use, without breach of this agreement;

(e)	the general skills and experience gained by the Consultant during the period Services are provided to the Company; or

(f)	information the disclosure of which is required to be made by any law, regulation, governmental authority or court, provided that before disclosure is made, notice of the requirement is provided by the Consultant to the Company.

7.3	All documents, records, notebooks, work papers, notes, memoranda, studies, compilations, analyses and similar repositories of or containers of Confidential Information, made or compiled by the Consultant (in whatever form, including paper, photographic, electronic, digital, machine-readable or otherwise) at any time during the Term, or made available to the Consultant during the Term by the Company or any Subsidiary, including any and all copies thereof, will be the property of the Company or such Subsidiary, as the case may be, and belong solely to the Company or such Subsidiary, as the case may be, and will be held by the Consultant in trust and solely for the benefit of the Company or such Subsidiary, as the case may be.

7.4	Upon termination of this agreement, for whatever reason, the Consultant will immediately surrender to the Company:

(a)	all Confidential Information in his possession or in the possession of any person or other entity under his control; and

(b)	any property and other things of value in his possession or in the possession of any person or other entity under his control and which contain, relate to or are derived from or based upon, directly or indirectly, any Confidential Information, whether in written, photographic, electronic or other form and howsoever stored (including on microfilm, floppy disk, compact disk, DVD or any computer hard drive or other electronic storage media), and will ensure that the Consultant does not retain any copies thereof, except that the Consultant will be entitled to retain any Confidential Information that the Consultant determines is necessary in his sole discretion to meet his professional obligations or that cannot practicably be surrendered. Any such Confidential Information that is retained by the Consultant under this subsection 7.4 will remain subject to confidentiality obligations set out in subsection 7.1. The Consultant will deliver a statutory declaration to the Company upon termination of this agreement attesting to the compliance with this subsection 7.4 by the Consultant.

7.5	The provisions of this section 7 will be binding upon the Consultant during the Term and for a period of one (1) year after the termination of this agreement for any reason.

8.	ARBITRATION

8.1	Any dispute, controversy or claim arising out of or relating to this agreement, or the breach, termination or invalidity of it, or any deadlock or inability of the parties to agree on a course of action to be taken hereunder, will be referred to and finally resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre in effect as at the commencement of any such arbitration.

8.2	The parties agree that:

(a)	the appointing authority will be the British Columbia International Commercial Arbitration Centre;

(b)	the case will be administered by the British Columbia International Commercial Arbitration Centre in accordance with its “Domestic Commercial Arbitration Rules of Procedure”;

(c)	the place of arbitration will be Vancouver, British Columbia;

(d)	the number of arbitrators will be one; and

(e)	the language used in the arbitral proceeding will be English.

8.3	The arbitrator's fees will be paid by both parties in equal parts during the course of the arbitration but upon final decision of the dispute, the defeated party will pay all costs and reimburse all arbitration costs, including the amounts paid by the prevailing party, subject to the contrary decision of the arbitrator.

9.	THE COMPANY'S REMEDY FOR BREACH AND RIGHT TO INJUNCTION

9.1	The Consultant and the Company agree that damages in the event of breach of sections 6 or 7 of this agreement would be difficult, if not impossible, to ascertain, and the Consultant and the Company therefore agree that the Company, in addition to and without limiting any other right or remedy it may have on account of such breach or threatened breach, will have the right to an injunction or other available equitable relief in any court of competent jurisdiction, enjoining any such threatened or actual breach of this agreement by the Consultant. The existence of this right to an injunction or other available equitable relief will not preclude the Company from pursuing any other rights and remedies at law or in equity, which the Company may have, including recovery of damages.

10.	NON WAIVER

10.1	No consent or waiver, express or implied, by the Company, on the one hand, or the Consultant, on the other hand, to or of any breach or default by the other of them in the performance of that other’s obligations under this agreement will be deemed or construed to be a consent or waiver to or of any other breach or default of the same or any other obligation of the other party. Failure on the part of any party to complain of any act or failure to act of the other party, or to declare the other party in default regardless of how long such failure continues, will not constitute a waiver by such party of its rights under this Agreement or of the right to then or subsequently declare a default.

11.	SEVERABILITY

11.1	If any portion of this agreement is held to be invalid or unenforceable by a court of competent jurisdiction, the remaining covenants and restrictions or portions thereof will remain in full force and effect, and if the invalidity or unenforceability is due to the unreasonableness of time, such covenants and restrictions will be effective for such period of time as may be determined to be reasonable by a court of competent jurisdiction.

12.	ASSIGNMENT

12.1	The obligations and rights of the Consultant under this agreement may not be assigned or transferred in any manner.

12.2	The obligations and rights of the Company under this agreement may not be assigned or transferred by the Company in any manner.

13.	NOTICES

13.1	Any notice or other communication to be given hereunder will be in writing and will be addressed to the party to receive the same at the address for such party set out on page one hereof. All notices will be given personally or delivered by prepaid courier delivered to the party to receive the same and will be deemed to have been given and received on the day of delivery.

13.2	Any party may at any time give notice in writing to the other of a change in its address for the purposes of this section 13.

14.	AGREEMENT VOLUNTARY AND EQUITABLE

14.1	The Company and the Consultant acknowledge and declare that they each have carefully considered and understand the terms and conditions contained in this agreement including, but without limiting the generality of the foregoing, the Consultant’s rights upon termination and the restrictions on the Consultant after termination, and acknowledge and agree that the terms and conditions of the retainer of the Consultant and rights and restrictions upon termination set forth herein are mutually fair and equitable. Each of the parties covenants, agrees and acknowledges that each of them was fully and plainly instructed to seek and obtain independent legal and tax advice regarding the terms and conditions and execution of this agreement and each of them has sought and obtained such legal and tax advice and acknowledges that each has executed this agreement voluntarily understanding the nature and effect of this agreement after receiving such advice.

15.	CONFLICTING OBLIGATIONS

15.1	If, for any reason, the obligations or responsibilities of the Consultant to the Company in his capacity as a senior officer and Chief Financial Officer of the Company are greater or more onerous than those provided for herein, then the Consultant will be required to comply with such greater or more onerous obligations notwithstanding anything in this agreement to the contrary.

16.	GENERAL

16.1	The parties will each do, or cause to be done, all acts or things necessary to implement and carry into effect this agreement to the full extent contemplated hereby.

16.2	The headings used throughout this agreement are inserted for reference purposes only and are not to be considered, or taken into account, in considering the terms or provisions of this agreement, nor to be deemed in any way to qualify, modify or explain the effect of any such terms or provisions.

16.3	This agreement constitutes the entire agreement among the parties hereto in relation to the subject matter hereof and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, expressed or implied, statutory or otherwise among the Consultant and the Company with respect to the subject matter herein.

16.4	This agreement may only be changed or modified by an agreement in writing signed by the parties hereto.

16.5	This agreement will be governed by and interpreted in accordance with the laws of the province of British Columbia (without reference to any of its conflicts of laws rules that would require the application of any other law(s)).

16.6	This agreement may be executed in two or more counterparts, and delivered by facsimile or electronic transmission, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, effective as of the date first above written.

IN WITNESS WHEREOF the Consultant and the Company have each executed this agreement as of the day and year first above written.

INTERNATIONAL TOWER HILL MINES LTD.

Per: (signed) Lawrence W. Talbot
Authorized Signatory

(signed) David Cross
DAVID ALLEN CROSS

 Schedule “A”

Description of Duties and Responsibilities of Consultant

In his capacity as the Chief Financial Officer of the Company, the Consultant will have the following specific duties and responsibilities:

1.	Acting as the principal financial officer and principal accounting officer and primary financial advisor to the Company.

2.	Overseeing the preparation of, and reviewing prior to submission to the Company’s Audit Committee, all financial filings required for the Company under applicable Canadian and United States securities laws including, without limitation, the financial statements, management’s disclosure and analysis and other financial components of the Company’s annual reports on Form 10-K, interim reports on Form 10-Q and any applicable periodic reports on Form 8-K concerning financial matters.

3.	Serving as the liaison of management with the Company’s Audit Committee and external auditors of the Company and overseeing the Company’s activities with respect to annual audits by the Company’s external auditors.

4.	Participating with the Chief Executive Officer, the Company’s General Counsel, other members of management and the Company’s outside legal counsel in the preparation of the Company’s continuous disclosure documentation with respect to the review of the financial content thereof including, without limitation, annual proxy statements, annual general meeting materials, news releases and material change reports.

5.	Participating as a member of the Company’s Disclosure Committee.

6.	Participating with the Chief Executive Officer and other members of management in the preparation of annual budgets for the Company and the monitoring of the Company’s financial activities with respect to adopted budgets and the analysis of and reporting on any variances in respect thereof and providing assistance as required with respect to both short-term and long-term budgeting, forecasting and planning for the Company.

7.	Participating with the Chief Executive Officer and other members of management in managing the Company’s cash flow and determining the Company’s financial requirements.

8.	Overseeing the development of local, state, provincial and federal income tax strategies for the Company, and overseeing preparation of required schedules and filing of applicable tax returns, for all jurisdictions in Canada and the United States in which the Company operates. For clarification, the development of local, state, provincial and federal income tax strategies for the Company, and overseeing preparation of required schedules and filing of applicable tax returns, for all jurisdictions in Canada and the United States in which the Company operates will be the responsibility of and will be performed by a qualified professional Chartered Accounting firm, or such other firm as the Company will retain to provide this service. The Company currently retains KPMG to provide this service.

9.	Initiating, preparing, and issuing standard practices for the Company and its personnel relating to accounting policies, cost and corporate governance procedures as necessary to ensure that adequate accounting records are maintained of all assets, liabilities, and transactions of the Company, and that suitable systems are used in compilation of costs.

10.	Overseeing, in conjunction with the Chief Executive Officer, the design, testing and evaluation of the effectiveness of Company’s disclosure controls and procedures and internal controls on financial reporting, and reporting to the Company’s Audit Committee in respect thereof.

11.	Reviewing the work produced by the Company’s internal accounting staff.

12.	Providing such reports, analyses, compilations and reviews as to the Company’s financial matters as may be requested by the Chief Executive Officer, the Company’s Audit Committee or the Company’s Board of Directors.

13.	Reviewing the management of the Company’s cash resources, including the monitoring of the Company’s investments, and participating with the CEO and other members of management in determining suitable investments for the Company’s cash resources in accordance with the Company’s investment policy.

Schedule “B”

Code of Business Conduct and Ethics

INTERNATIONAL TOWER HILL MINES LTD.

Code of Business Conduct and Ethics

(Adopted by the Board of Directors on September 22, 2006,
updated November 5, 2013 for contacts only))

INTRODUCTION

International Tower Hill Mines Ltd. (the “Company”) is committed to the highest standards of legal and ethical business conduct. This Code of Business Conduct and Ethics (the “Code”) summarizes the legal, ethical and regulatory standards that the Company must follow and is a reminder to our directors, officers and employees, of the seriousness of that commitment. Compliance with this Code and high standards of business conduct is mandatory for every director, officer and employee of the Company.

Our business is becoming increasingly complex, both in terms of the geographies in which we function and the laws with which we must comply. To help our directors, officers and employees understand what is expected of them and to carry out their responsibilities, we have created this Code. Additionally, we have appointed the Company’s General Counsel to serve as the Company Ethics Officer to ensure adherence to the Code.

This Code is not intended to be a comprehensive guide to all of our policies or to all your responsibilities under law or regulation. It provides general parameters to help you resolve the ethical and legal issues you encounter in conducting our business. Think of this Code as a guideline, or a minimum requirement, that must always be followed. If you have any questions about anything in the Code or appropriate actions in light of the Code, you may contact the Company Ethics Officer or the Chair of the Audit Committee.

We expect each of our directors, officers and employees to read and become familiar with the ethical standards described in this Code and to affirm your agreement to adhere to these standards by signing the Compliance Certificate that appears at the end of this Code. Violations of the law, our corporate policies, or this Code may lead to disciplinary action, including dismissal.

our code of business conduct and ethics

I.	We Insist on Honest and Ethical Conduct by All of Our Directors, Officers, Employees and Other Representatives

We place the highest value on the integrity of our directors, our officers and our employees and demand this level of integrity in all our dealings. We insist on not only ethical dealings with others, but on the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Fair Dealing

Directors, officers and employees are required to deal honestly and fairly with our business partners, competitors and other third parties. In our dealings with these parties, we:

•	prohibit bribes, kickbacks and any other form of improper payment, direct or indirect, to any representative of a government, labour union, business partner or other third party in order to obtain a contract, some other commercial benefit or government action;

•	prohibit our directors, officers and employees from accepting any bribe, kickback or improper payment from anyone;

•	prohibit gifts or favours of more than nominal value to or from our business partners;

•	limit marketing and entertainment expenditures to those that are necessary, prudent, job-related and consistent with our policies;

•	require clear and precise communication in our contracts, our advertising, our literature, and our other public statements and seek to eliminate misstatement of fact or misleading impressions;

•	protect all proprietary data provided to us by third parties as reflected in our agreements with them; and

•	prohibit our representatives from otherwise taking unfair advantage of our business partners or other third parties, through inaccurate billing, manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

Conflicts of Interest and Corporate Opportunities

Our directors, officers and employees should not be involved in any activity that creates or gives the appearance of a conflict of interest between their personal interests and the interests of the Company. In particular, unless specific permission has been provided by the Company Ethics Officer or the Chair of the Audit Committee, no employee, director or officer shall:

•	be a consultant to, or a director, officer or employee of, or otherwise operate, an outside business that:

➢	competes with the Company;

➢	supplies products or services to the Company (other than professional services such as legal, accounting, geological or financial advisory services); or

➢	purchases products or services from the Company;

•	have any financial interest, including significant stock ownership, in any entity with which we do business that might create or give the appearance of a conflict of interest;

•	seek or accept any personal loan or services from any entity with which we do business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•	be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities to us (if in doubt, consult your supervisor, the Company Ethics Officer or the Chair of our Audit Committee);

•	accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible; or

•	conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives;

provided, however, that only the Chair of the Audit Committee (or the Board of Directors as a whole, if the potential conflict involves the Chair of the Audit Committee) shall have the authority to grant such permission to a director or officer.

Directors, officers, and employees must notify the Company Ethics Officer or the Chair of the Audit Committee of the existence of any actual or potential conflict of interest.

Confidentiality and Corporate Assets

Our directors, officers and employees are entrusted with our confidential information and with the confidential information of our business partners. This information may include (1) technical or scientific information about current and future projects, (2) business or marketing plans or projections, (3) earnings and other internal financial data, (4) personnel information, (5) supply and customer lists and (6) other non-public information that, if disclosed, might be of use to our competitors, or harmful to our business partners. This information is our property, or the property of our business partners, and in many cases was developed at great expense. Our directors, officers and employees shall:

•	Not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends;

•	Use confidential information only for our legitimate business purposes and not for personal gain;

•	Not disclose confidential information to third parties; and

•	Not use Company property or resources for any personal benefit or the personal benefit of anyone else. The property of the Company includes the Company internet, email, and voicemail services, which should be used only for business related activities, and which the Company may monitor at any time without notice.

II. We Provide Full, Fair, Accurate, Timely and Understandable Disclosure

We are committed to providing our shareholders and investors with full, fair, accurate, timely and understandable disclosure in the reports that we file with the United States Securities and Exchange Commission and with the Canadian provincial securities regulators. To this end, our directors, officers and employees shall:

•	not make false or misleading entries in our books and records for any reason;

•	not condone any undisclosed or unrecorded bank accounts or assets established for any purpose;

•	comply with generally accepted accounting principles at all times;

•	notify our Chief Financial Officer if there is an unreported transaction;

•	maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•	maintain books and records that accurately and fairly reflect our transactions;

•	prohibit the establishment of any undisclosed or unrecorded funds or assets;

•	maintain a system of internal controls that will provide reasonable assurances to our management that material information about the Company is made known to management, particularly during the periods in which our periodic reports are being prepared;

•	present information in a clear and orderly manner and avoid the use of unnecessary legal and financial language in our periodic reports; and

•	not communicate to the public any non-public information unless expressly authorized to do so.

Directors, officers and employees must also read and comply with any Disclosure Controls and Procedures Policy adopted by the Company.

III. We Comply With all Laws, Rules and Regulations

We will comply with all laws and governmental regulations that are applicable to our activities, and expect all our directors, officers and employees to obey the law. Specifically, we are committed to:

•	maintaining a safe and healthy work environment;

•	promoting a workplace that is free from discrimination or harassment based on race, colour, religion, sex, age, national origin, disability or other factors that are unrelated to the Company’s business interests;

•	supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•	conducting our activities in full compliance with all applicable environmental laws;

•	keeping the political activities of our directors, officers and employees separate from our business;

•	prohibiting any illegal payments, gifts, or gratuities to any government officials or political party;

•	prohibiting the unauthorized use, reproduction, or distribution of any third party’s trade secrets, copyrighted information or confidential information; and

•	complying with all applicable securities laws.

Our directors, officers and employees are prohibited from trading our securities while in possession of material, non-public (“inside”) information about the Company. Our Share Trading Policy describes the nature of inside information and the related restrictions on trading.

REPORTING AND EFFECT OF VIOLATIONS

Compliance with this code of conduct is, first and foremost, the individual responsibility of every director, officer and employee. We attempt to foster a work environment in which ethical issues and concerns may be raised and discussed with supervisors or with others without the fear of retribution. It is our responsibility to provide a system of reporting and access when you wish to report a suspected violation, or to seek counselling, and the normal chain of command cannot, for whatever reason, be used.

Administration

Our Board of Directors and Audit Committee have established the standards of business conduct contained in this Code and oversee compliance with this Code. Additionally, we have appointed the Company’s General Counsel to serve as the Company Ethics Officer to ensure adherence to the Code. While serving in this capacity, the Company Ethics Officer reports directly to the Board of Directors.

Training on this Code will be included in the orientation of new employees and provided to existing directors, officers, and employees on an on-going basis. To ensure familiarity with the Code, directors, officers, and employees will be asked to read the Code and sign a Compliance Certificate annually.

Reporting Violations and Questions

Directors, officers, and employees must report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to either the Company Ethics Officer or the Chair of the Audit Committee of our Board of Directors. Additionally, directors, officers, and employees may contact the Company Ethics Officer or the Chair of the Audit Committee with a question or concern about this Code or a business practice. Any questions or violation reports will be addressed immediately and seriously, and can be made anonymously. If you feel uncomfortable reporting suspected violations to these individuals, you may report matters to McCarthy Tétrault LLP or Hogan Lovells US LLP, our outside legal counsel. The address and telephone number of these persons are listed in the attachment to this Code.

We will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any violation.

Our Company Ethics Officer will investigate any reported violations and will determine an appropriate response, including corrective action and preventative measures, involving the Chair of the Audit Committee or Chief Executive Officer when required. All reports will be treated confidentially to every extent possible.

Consequences of a Violation.

Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or immediate discharge.

Names and Addresses (as of January 1, 2013)

Reporting Contacts:
Company Ethics Officer:	The Chair of our Audit Committee:
Name: Lawrence W. Talbot Address: Suite 1901 – 1177 West Hastings Street, Vancouver, B.C., CANADA V6E 2K3 Phone: (604) 408-7488 E-mail: lawrence.talbot@talbotlaw.ca	Name: Anton J. Drescher Address: Terminal City Club Tower, Suite 507 – 837 West Hastings Street, Vancouver, B.C., CANADA V6C 3N6 Phone: (604) 685-1017 E-mail: ajd@harbourpacific.com

Additional Reporting Contacts:

Our Outside Counsel in Canada:	Our Outside Counsel in the United States:

McCarthy Tétrault LLP Attn: Robin Mahood Pacific Centre P.O. Box 10424, Suite 1300, 777 Dunsmuir Street Vancouver BC V7Y 1K2 Phone: (604) 643-5911 E-mail: rmahood@mccarthy.ca	Hogan Lovells US LLP Attn: Paul Hilton One Tabor Center, Suite 1500 1200 Seventeenth Street, Denver, CO 80202 Phone: (303) 454-2414 E-mail: philton@hoganlovells.com